Exhibit 99.1

Ruth Porat to Join Google as Chief Financial Officer

MOUNTAIN VIEW, Calif (Tuesday, March 24, 2015) — Google Inc. (NASDAQ: GOOG) today announced that Ruth Porat, currently Chief Financial Officer at Morgan Stanley, will join its management team as CFO.

Ruth joined Morgan Stanley in 1987 and has played several key roles at the company, including Vice Chairman of Investment Banking, Global Head of the Financial Institutions Group and co-Head of Technology Investment Banking. Throughout the financial crisis, Ruth led the Morgan Stanley teams advising the U.S. Treasury on Fannie Mae and Freddie Mac, and the New York Federal Reserve Bank on AIG. She has been the lead banker on numerous milestone technology financing rounds, including for Amazon, eBay, Netscape, Priceline and Verisign as well as for The Blackstone Group, GE and the NYSE. As CFO she helped improve resource optimization across different businesses through better capital and funding allocation, as well as expense reductions. Ruth has a B.A. from Stanford University (Economics & International Relations), a M.B.A. with distinction from The Wharton School of the University of Pennsylvania and a M.Sc., from the London School of Economics (Industrial Relations). She is Vice Chair of the Stanford University Board of Trustees, a member of the U.S. Treasury’s Borrowing Advisory Committee, a Board Director at The Council on Foreign Relations and a member of the Advisory Council of the Hutchins Center on Fiscal and Monetary Policy at the Brookings Institution.

Ruth will start at Google as CFO on May 26, reporting to Google CEO and Co-Founder, Larry Page.

“We’re tremendously fortunate to have found such a creative, experienced and operationally strong executive,” said Larry Page. “I look forward to learning from Ruth as we continue to innovate in our core—from search and ads, to Android, Chrome and YouTube—as well as invest in a thoughtful, disciplined way in our next generation of big bets. Finally, huge thanks to Patrick Pichette for his seven super successful years as CFO”.

“I’m delighted to be returning to my California roots and joining Google,” said Ruth Porat. “Growing up in Silicon Valley, during my time at Morgan Stanley and as a member of Stanford’s Board, I’ve had the opportunity to experience first hand how tech companies can help people in their daily lives. I can’t wait to roll up my sleeves and get started.”